EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, April 24, 2012



CHICAGO, ILLINOIS - April 24, 2012 - Melvin J. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported first quarter months 2012 net sales and net earnings.

First quarter 2012 net sales were $109,763,000 compared to $108,323,000 in first quarter 2011, an increase of $1,440,000 or 1%. First quarter 2012 net earnings were $8,774,000 compared to $8,330,000 in first quarter 2011, and net earnings per share were $.15 and $.14 in first quarter 2012 and 2011, respectively, an increase of $.01 per share or 7%.

Mr. Gordon said, "First quarter 2012 net sales benefited from higher sales due to effective selling programs and price increases needed to recover higher input costs. First quarter 2012 net earnings were adversely affected by higher input costs principally relating to ingredients, packaging materials, and freight and delivery. Although first quarter 2012 was also adversely affected by less favorable foreign exchange, first quarter 2012 was favorably impacted by a lower effective income tax rate. The Company's first quarter 2012 net earnings per share also benefited from Common Stock purchases in the open market resulting in fewer shares outstanding."







                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                   MARCH 31, 2012 & APRIL 2, 2011

                                             FIRST QUARTER ENDED
                                            2012              2011

Net Product Sales                      $ 109,763,000     $ 108,323,000

Net Earnings                           $  8,774,000      $  8,330,000

Net Earnings Per Share   *                 $ .15             $ .14

Average Shares Outstanding *              59,058,000        59,806,000




  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2012 and April 7, 2011.